UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
——————————————

FORM 8-A/A
——————————————

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
——————————————
EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter
——————————————

New Jersey	001-36632	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

2015 W. Chestnut Street, Alhambra, CA  91803
Address of principal executive offices, including zip code

(626) 293-3400
Registrant's telephone number, including area code
 ——————————————

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.    Description of Registrant's Securities to be Registered.

Amendment of Tax Benefits Preservation Plan

Reference is hereby made to the Registration Statement on Form 8-A filed by EMCORE Corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on September 18, 2014 (the “Registration Statement”) relating to the Tax Benefits Preservation Plan, dated as of September 17, 2014 (the “Original Plan”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Registration Statement is hereby incorporated herein by reference.

On September 26, 2017, the Company entered into an amendment to the Original Plan (the “Amendment”, and together with the Original Plan, the “Plan”), to extend the final expiration date of the rights contained therein (the “Rights”) from October 3, 2017 to October 3, 2018 (subject to earlier expiration described in the Plan). The Company expects to submit the extension of the Plan to shareholders for approval at the Company’s 2018 annual meeting of shareholders.

As a result of the Amendment, the Rights will expire, unless earlier redeemed or exchanged by the Company or terminated, on the earliest to occur of: (i) 5:00 P.M., New York City time, on October 3, 2018, or such later date as may be established by the Company’s Board of Directors (the “Board”) prior to the expiration of the Rights, (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 of the Plan, (iii) the time at which the Rights may be exchanged as provided in Section 24 of the Plan, (iv) the close of business on the effective date of the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, if the Board determines that the Plan is no longer necessary or desirable for the preservation of the Tax Benefits (as defined in the Plan), (v) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, or (vi) immediately following the final adjournment of the 2018 annual meeting of the shareholders of the Company if shareholder approval of the Plan has not been received prior to such time.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to the Company’s Form 8-K, filed with the SEC on September 29, 2017, and is incorporated herein by reference. A copy of the Original Plan and a summary of its material terms were included with the Company’s Form 8-K filed with the SEC on September 18, 2014.

Item 2. Exhibits.

Exhibit No.	Description
3.1
Certificate of Amendment of Restated Certificate of Incorporation of EMCORE Corporation, dated September 18, 2014 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on September 18, 2014).

4.1
Tax Benefits Preservation Plan, dated September 17, 2014, by and between EMCORE Corporation and American Stock & Transfer Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on September 18, 2014).

4.2
Amendment No. 1 to Tax Benefits Preservation Plan, dated September 26, 2017, by and between EMCORE Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on September 29, 2017).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: September 29, 2017	By: /s/ Jikun Kim Name: Jikun Kim Title: Chief Financial Officer